Natural Nutrition Announces Forward Split of Common Stock

Houston, TX & Ottawa, Canada - January 30, 2008 - Sports and nutritional product manufacturer, Natural Nutrition Inc., (OTC Bulletin Board: NNTN) www.naturalnutritioninc.com announced today a forward split of its common stock.  Each shareholder will receive one additional share of common stock for every four shares owned as of the record date of the forward split.

All shareholders of record as of February 8, 2008, will receive the shares called for in the forward split.  Any fractional shares will be rounded up to the next share for all Natural Nutrition shareholders.

InterACTIVE Nutrition International Inc. www.interactivenutrition.com is a wholly owned subsidiary of Natural Nutrition, Inc. and was previously minority owned by Corporate Strategies Merchant Bankers. InterACTIVE Nutrition is an international leader in sports and nutritional supplements backed by over 10 years of research, development and sales of sports nutrition products in over fifteen countries throughout the world.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Natural Nutrition's expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Natural Nutrition's filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Natural Nutrition today. Natural Nutrition expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

CONTACT:	Corporate Strategies, Inc./Natural Nutrition, Inc.
Marcy Dorotik (713) 337-3717 news@corporate-strategies.net